Exhibit 15
                                    [FORM OF]
                                   FORUM FUNDS

                                DISTRIBUTION PLAN


         Distribution Plan (the "Plan") of Forum Funds (the "Trust") with respect to Investor Shares of each of Daily Assets Treasury Fund, Daily Assets Cash Fund, Daily Assets Government Fund, Daily Assets Tax-Exempt Fund and Daily Assets Treasury Obligations Fund (the "Funds") in accordance with the provisions of Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act").

         SECTION 1.  DISTRIBUTOR; ADVISER

         The Trust has entered into a Distribution Agreement with Forum Financial Services, Inc. (the "Distributor") whereby the Distributor acts as principal underwriter of the Fund's shares (the "Shares"), and has entered into an investment advisory agreement with Forum Advisors, Inc. (the "Adviser") whereby the Adviser acts as investment adviser to the Funds, each in a form satisfactory to the Trust's Board of Trustees (the "Board").

         SECTION 2.  DISTRIBUTION EXPENSES

         The Trust may reimburse the Distributor for the distribution expenses incurred by the Distributor on behalf of the Funds of up to 0.15% per annum of the Funds'average daily net assets in accordance with the following:

         (a) On behalf of the Funds, the Distributor may incur expenses for any distribution-related purpose it deems necessary or appropriate, including: (i) the incremental costs of printing (excluding typesetting) prospectuses, statements of additional information, annual reports and other periodic reports for use in connection with the offering or sale of Shares, to any prospective investor, (ii) preparing, printing and distributing any other literature used by the Distributor in connection with the offering of Shares for sale to the public and the cost of administering the program, compensation to and expenses (including overhead and telephone) of employees of the Distributor who engage in sales support and distribution activities, (iii) compensating other persons for providing assistance in distributing the Shares and (iv) reimbursement to the Adviser of the Adviser's distribution-related expenses, including expenses of employees of the Adviser who train or educate others with respect to the Funds and the investment techniques employed to achieve the Funds' investment objective.

         (b) The schedule of such reimbursements and the basis upon which they will be paid shall be determined from time to time by the Board. Unreimbursed expenses of the Distributor incurred during a fiscal year of the Trust may not be reimbursed by the Trust in subsequent fiscal years.

         SECTION 3.  REVIEW AND RECORDS

         (a) The Trust and the Distributor shall prepare and furnish to the Board, and the Board shall review at least quarterly, written reports setting forth all amounts expended under the Plan by the Trust and the Distributor and identifying the activities for which the expenditures were made.

         (b) The Trust shall preserve copies of the Plan, each agreement related to the Plan and each report prepared and furnished pursuant to this
Section in accordance with Rule 12b-1 under the Act.

         SECTION 4.  EFFECTIVENESS; DURATION; AND TERMINATION

         (a) The Plan shall become effective upon approval by (i) a vote of at least a majority of the outstanding voting securities of the Funds and (ii) the Board, including a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan (the "Qualified Trustees"), pursuant to a vote cast in person at a meeting called for the purpose of voting on approval of the Plan.

         (b) The Plan shall remain in effect for a period of one year from the date of its effectiveness, unless earlier terminated in accordance with this Section, and thereafter shall continue in effect for successive twelve-month periods, provided that such continuance is specifically approved at least annually by the Board and a majority of the Qualified Trustees pursuant to a vote cast in person at a meeting called for the purpose of voting on continuance of the Plan.

         (c) The Plan may be terminated without penalty at any time by a vote of (i) a majority of the Qualified Trustees or (ii) a vote of a majority of the outstanding voting securities of the Funds.

         SECTION 5.  AMENDMENT

         The Plan may be amended at any time by the Board, provided that (i) any material amendments to the Plan shall be effective only upon approval of the Board and a majority of the Qualified Trustees pursuant to a vote cast in person at a meeting called for the purpose of voting on the amendment to the Plan, and
(ii) any amendment which increases materially the amount which may be spent by the Trust pursuant to the Plan shall be effective only upon the additional approval a majority of the outstanding voting securities of the Funds.

         SECTION 6.  NOMINATION OF DISINTERESTED TRUSTEES

         While the Plan is in effect, the selection and nomination of the Trustees of the Trust who are not interested persons of the Trust shall be committed to the discretion of the Trustees of the Trust who are not interested persons of the Trust.

         SECTION 7.  MISCELLANEOUS

         (a) The terms "majority of the outstanding voting securities" and "interested person" shall have the meanings ascribed thereto in the Act.

         (b) If any provision of the Plan shall be held invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.